CRANE NXT POLICY: CP-402		PAGE:	1 of 4
SUBJECT:	POLICY ON TRADING IN COMPANY SECURITIES	DATE:	August 11, 2023
		ISSUED BY:	P. Igoe
APPLICATION:	ALL DIRECTORS AND EXECUTIVE OFFICERS AND OTHER DESIGNATED PERSONNEL	APPROVED BY: Board of Directors
REV NO:	1

PURPOSE AND APPLICABILITY
This is the Company’s policy on trading in Crane NXT, Co. securities, including its common stock and any debt securities issued by the Company, by Directors, Executive Officers and other designated personnel (referred to as the “Trading Policy”). In addition, this Trading Policy prohibits such persons from entering into hedging or pledging transactions involving Crane NXT, Co. securities or holding any Company securities in a margin account.

POLICY STATEMENT
The Company's Policy Guide on Business Ethics and Compliance with Law, CP-102, includes a policy regarding compliance with the federal securities laws, and particularly the prohibition against trading in securities on the basis of material, nonpublic information. Directors and Executive Officers of Crane NXT, Co. are also subject to the reporting and short- swing liability provisions of Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”).
This Trading Policy establishes additional restrictions on trading in Crane NXT, Co. securities by Directors, Executive Officers and certain other personnel, in the form of designated "window periods" during which it is permissible to purchase or sell Crane NXT, Co. securities (absent a specific directive from the Company's General Counsel banning any transactions in Crane NXT, Co. securities). The key elements of this policy are set forth below.
General Policy
No director, officer or employee of the Company may purchase or sell any Company security while in possession of material non-public information about the Company. The terms “material” and “non-public” are defined below. This prohibition extends to all transactions in the Company’s securities, including but not limited to the gifting or other acquisition or disposition of the Company’s securities, except under certain circumstances as described in this policy. In addition, no director, officer or employee of the Company who knows of any material non-public information about the Company may communicate that information to any other person, including family and friends.

Assessing whether particular information is “material” or whether such information remains “non-public” can be difficult. These determinations are almost always clearer after the fact, when the effect of that information on the market can be quantified and/or evaluated with the benefit of hindsight. Although you may have information about the Company which you do not consider to be material, federal regulators and others may conclude with the benefit of hindsight that such information in fact was material. Therefore, trading the Company’s securities when you are aware of non-public information about the Company involves inherent risks. When doubt exists, any non-public information should be presumed to be material. Consult the Law Department for further guidance in any particular circumstance.
Persons Subject to Window Period Policy

•All Directors and Executive Officers
•All direct reports of the Chief Executive Officer
•All business unit Presidents, business unit Chief Financial Officers and other employees designated from time-to-time in the Company’s “blackout list”
•Corporate Office employees involved in compiling or having access to monthly operating forecasts or other Company-wide non-public financial information.
•Executive Assistants to the Chief Executive Officer, Chief Financial Officer and General Counsel

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•Spouses of the foregoing persons and any other family members sharing their home

The General Counsel and Chief Financial Officer will review and update the list of persons subject to this policy (i.e., the “blackout list”) on a quarterly basis. The General Counsel will distribute a notice to all of the individuals listed on the blackout list in advance of the beginning and end of each quarter’s trading window period as a reminder that they are subject to this policy.
Permitted Trading Window

The Permitted Trading Window for persons subject to this policy will commence each quarter at the opening of trading on the third business day after the release of the Company's earnings announcement or as otherwise specified in the General Counsel’s notice. This will normally occur in January, April, July and October of each year. The Permitted Trading Window period for persons subject to this policy will continue through the close of trading on the 15th day of the third month of the calendar quarter (i.e., March, June, September and December).

Transactions Affected
The period from the end of a Permitted Trading Window until the beginning of the next Permitted Trading Window is the
“blackout period” during which none of the following transactions by persons subject to this policy may take place:

•Any open market purchase or sale of Crane NXT, Co. securities, including any sale of shares received upon the vesting or settlement of an equity award;
•Any option exercise that includes a sale of the option shares obtained, including a “cashless” exercise where shares are sold by a broker as part of the same transaction;
•Any gifting of securities, including to family members, trusts, charities or other third parties;
•Any transfer of funds into or out of the Crane NXT, Co. Stock Fund in the 401(k) Plan or a change in the allocation of future 401(k) contributions to the Crane NXT, Co. Stock Fund; and
•Any other transaction designated by the General Counsel from time to time as being prohibited at such time.

Transactions by persons subject to this policy which may take place during a blackout period include:

•Any regularly scheduled investment in the Crane NXT, Co. Stock Fund in the 401(k) plan, pursuant to a previously made election;
•Any option exercise in which the exercise price is paid in cash, and the shares obtained are not sold;
•Any option exercise in which the exercise price is paid by delivery (or attestation) of shares already owned, and the shares obtained are not sold;
•Any vesting or settlement of an equity award without the sale of any shares received upon the vesting or settlement; and
•Any withholding of shares to cover tax obligations associated with the vesting or settlement of an equity award.

Additional Requirements

All Directors, Executive Officers and any other individuals who may be designated from time-to-time by the Company’s General Counsel as being subject to the Company’s pre-clearance procedures must pre-clear their transactions, in advance, with the Company’s General Counsel using the form attached hereto as Exhibit A. The preclearance procedures set forth in this policy apply equally to transactions by the spouse of any such person, any person living in the same household as any such person and any entity, including any trust, whose transactions are controlled by any such person.

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This policy may be suspended at any time by an announcement from the Company's General Counsel prohibiting any transactions in Crane NXT, Co. securities. The General Counsel may also implement event-specific blackouts from time to time if an event occurs that is material to the Company and is known by a limited group of Directors, Executive Officers or other employees. So long as the event remains material and non-public, the individuals designated by the General Counsel may not trade in the Company’s securities or establish, amend or terminate a 10b5-1 Plan (as defined below), even if the trade or activity with respect to a 10b5-1 Plan otherwise would occur during a Permitted Trading Window. The failure of the General Counsel to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to trade or to take actions with respect to a 10b5-1 Plan while aware of material non-public information.
Rule 10b5-1 Plans

Exchange Act Rule 10b5-1 was adopted by the SEC to protect persons from insider trading liability for transactions under a written trading plan previously established in good faith at a time when the individual did not possess material nonpublic information. Under a properly established 10b5-1 plan with respect to Company securities (a “10b5-1 Plan”), individuals may complete transactions in Company securities in accordance with the terms of the 10b5-1 Plan at any time, including during blackout periods and outside the Permitted Trading Window or even when the individual possesses material nonpublic information. Thus, a 10b5-1 Plan offers an opportunity for employees and directors to establish a systematic program of transactions in Company securities over periods of time that might include periods in which such transactions would otherwise be prohibited under the federal securities laws or this policy.

A 10b5-1 Plan adopted by any individual subject to this policy:

•must be established or amended, as applicable, in good faith and when not in possession of material nonpublic information about the Company and during an open trading window (not during any black out period);
•must be in writing;
•must either irrevocably set forth the future date or dates on which purchase or sale of securities are to be made, the prices at which the securities are to be purchased or sold, the broker who will be responsible for effecting the transactions (or method of transaction if not through a broker), or provide a formula for determining the price of the securities to be purchased or sold and the date or dates on which the transactions are to be completed;
•may not permit the direct or indirect exercise of any influence over the timing or terms of the purchase or sale by the individual;
•upon establishment or amendment, may not permit any trades to occur until the completion of a cooling-off period in accordance with Exchange Act Rule 10b5-1; and
•must otherwise comply with the terms and conditions of Exchange Act Rule 10b5-1.

All Directors, Executive Officers and any other individuals who may be designated from time-to-time by the Company’s General Counsel as being subject to the Company’s pre-clearance procedures and who desire to implement a 10b5-1 Plan or amend or terminate an existing 10b5-1 Plan must first obtain approval from the Company’s General Counsel.

Directors, officers and other employees may not have more than one active 10b5-1 Plan at any one time, except as permitted under Exchange Act Rule 10b5-1. Directors, officers and other employees also may not have more than one “single-trade plan” within any 12-month period. A “single-trade plan” is a 10b5-1 Plan that is designed to effect the open- market purchase or sale of the total amount of securities as a single transaction.

Individuals with established 10b5-1 Plans may only purchase or sell Company securities outside of the 10b5-1 Plan in accordance with the terms of this policy. In addition, such individuals may not buy or sell Company securities in an effort to use a hedging strategy to offset plan trades while a plan is in effect. Any trading outside of an established 10b5-1 Plan may be subject to heightened scrutiny and, depending on the circumstances, may not be precleared.
A 10b5-1 Plan must include an expiration date that is at least six months but not more than 18 months from the effective date of the plan. No 10b5-1 Plan with a term of less than six months or in excess of 18 months will be precleared. Shorter- term plans may be viewed as an attempt to make advantageous short-term trades, and longer-term plans are likely to have

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to be amended or terminated, which defeats the ultimate purpose of 10b5-1 Plans. Hedging Transactions
Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an individual to lock in much of the value of his or her securities holdings, often in exchange for all or part of the potential for upside appreciation in the securities. These transactions allow the individual to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the individual may no longer have the same objectives as the Company’s other securityholders. For this reason, Directors, Executive Officers and other employees subject to the Trading Policy are prohibited from entering into hedging or monetization transactions involving Company securities. This is in addition to the legal prohibition against short sales of the Company’s securities by a Director or an Executive Officer.

Margin Accounts and Pledges

Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company securities, Directors, Executive Officers and other employees subject to the Trading Policy are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan.

Amendments
Amendments to this policy must be approved by the Nominating & Governance Committee. Definitions
“Company” means Crane NXT, Co., each of its majority-owned subsidiaries and each subsidiary and affiliate of those entities.

“Executive Officers” are those officers who have been designated as executive officers by the Company’s Board of Directors.

“Material” information is information that is likely to be considered important by reasonable investors, including reasonable speculative investors, in determining whether to trade. Material information may be positive or negative and can relate to any aspect of the Company’s business or dealings with third parties or to any type of Company security, including both debt and equity. While it is not possible to identify in advance all information that will be deemed to be material, examples of such information include the following: earnings; extraordinary dividend actions; potential mergers, acquisitions and divestitures; government investigations; catastrophic product failure; or significant litigation.

“Non-public” information is information that has not been disclosed generally to the marketplace. As a general rule, the law requires that trading in Company securities should not occur unless and until one can point to evidence that material information is widely available to all potential investors.